Exhibit 5.1

February 23, 2012

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Board of Trustees

General Electric S&S U.S. Equity Fund

General Electric S&S Income Fund

1600 Summer Street,

Stamford, Connecticut 06905

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to General Electric Company, a New York corporation (the “Company”), the General Electric S&S U.S. Equity Fund (the “U.S. Equity Fund”), a New York common law trust that is registered as an investment company with the Securities and Exchange Commission (“SEC” or “Commission”), and the General Electric S&S Income Fund, a New York common law trust that is also registered as an investment company with the Commission (the “Income Fund” and, together with the U.S. Equity Fund, the “Funds”), in connection with the filing of a registration statement on Form S-8 with the Commission to register units (“Units”) of the Funds to be offered and sold to employees of the Company and its affiliates participating in the General Electric Savings and Security Program (the “Program”). The Program consists of a qualified profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) that contains a qualified cash or deferred arrangement under Section 401(k) of the Code, as well as a savings program that permits participants to purchase United States Savings Bonds on an after-tax basis. The U.S. Equity Fund and Income Fund are two of the investment options offered under the Program.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Form S-8 registration statement;

(ii)	the Trust Agreement for the U.S. Equity Fund, as amended and restated on March 19, 2004;

(iii)	the Trust Agreement for the Income Fund, dated as of September 15, 1979;

(iv)	the General Electric Savings and Security Program, as amended on July 1, 2011, and Appendix – Rules of the Funds (“Rules of the Funds”);

(v)	resolutions adopted by the Company’s board of directors authorizing the filing of the Form S-8 registration to register these Units; and

(vi)	resolutions adopted by the board of trustees of the U.S. Equity Fund and Income Fund authorizing the issue of Units and the filing of the Form S-8 registration statement to register these Units.

General Electric Company

February 23, 2012

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization by the Funds); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; and (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Funds and other persons on which we have relied for the purposes of this opinion are true and correct. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company and the Funds and of public officials.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Units are duly authorized and, upon issuance and delivery of the Units and receipt by the Funds of payment of the purchase price therefor in accordance with the Form S-8 registration statement, the Units will be validly issued and non-assessable by the Funds.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the laws of the State of New York and (ii) the federal laws of the United States.

This opinion is rendered solely to you and to holders of Units, including participants in the Program, in connection with the filing of the Form S-8 registration statement with respect to the registration of Units of the Funds. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent; except that you may furnish a copy of this opinion for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Units. This opinion is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

General Electric Company

February 23, 2012

We hereby consent to (i) the reference to our firm as Legal Counsel in the Form S-8 registration statement and (ii) the filing of this opinion as an exhibit to the Form S-8 registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP